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                                                                 EXHIBIT 10.3(a)

     RESOLVED, that the Company's 1999 Stock Plan as amended and restated effective May 18, 2000 ("Plan") be further amended as follows:

     A.   Section 5(d)(i) in its entirety shall read:

          "No Service Provider shall be granted, in any fiscal year of the Company, Options to purchase more than 1,000,000 Shares."

     B.   Section 5(d)(ii) in its entirety shall read:

          "In connection with his or her initial service, and in addition to the maximum number of Shares which may be granted under Section 5(d)(i), a Service Provider may be granted Options to purchase up to the lesser of (x) 1,350,000 Shares or (y) in the case of a Nonstatutory Stock Option intended to qualify as "performance-based compensation" (within the meaning of Section 162(m) of the Code), the maximum number of Shares which may be granted to such employee in such first year without disqualifying such Option from being treated as performance-based compensation under the Code."

     C.   Section 4(b)(vii) in its entirety shall read:

          "to reduce the exercise price of any Option if the Fair Market Value of the Common Stock covered by such Option has declined since the date the Option was granted;"

     D.   Section 2(s) in its entirety shall read:

          "Option Exchange Program means a program whereby outstanding Options and, in the discretion of the Administrator, other consideration are exchanged for Options with such lower exercise price, and such other terms and conditions, as established by the Administrator in its discretion."

     FURTHER RESOLVED, that the Administrator of the Plan shall take such actions, and execute such documents, as it shall deem necessary or desirable in order to effectuate the intent of the preceding resolution and that such judgment shall be conclusively evidenced by the taking of such action or execution of such documents.